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                     December 9, 2022

       Todd Munsey
       Chief Financial Officer
       Alpha Metallurgical Resources, Inc.
       340 Martin Luther King Jr. Blvd
       Bristol, Tennessee 37620

                                                        Re: Alpha Metallurgical
Resources, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 7, 2022
                                                            File No. 001-38735

       Dear Todd Munsey:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation